[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                                                  Exhibit 10.17

                           EXCLUSIVE LICENSE AGREEMENT

      THIS AGREEMENT made as of September 5th, 2003.

 BETWEEN:

      MOLECULAR INSIGHT PHARMACEUTICALS, INC. F/K/A BIOSTREAM, INC.
           a corporation incorporated under the laws of the State of
      Massachusetts, and having a place of business at 160 Second Street,
                        Cambridge, MA, (the "Licensee")

AND:

                       THE UNIVERSITY OF WESTERN ONTARIO,
               a corporation under the Universities Act (Ontario)
                               (the "University")

 WHEREAS:

A) the University is the owner of certain Technology (as defined herein) relating to the University's Invention Numbers 01-003 and 02-018 known as:
      "Polymer Precursors of Radiolabeled Compounds and Methods of Making and Using the Same" and "Polymer-Supported Propenyl Mesylates as Precursors for the Radiolabelling of Amines, Sulfides and Ethers" respectively, and has the authority and capacity to grant licenses to the Technology;

B) the University wishes to have the Technology developed and commercialized to benefit the public and is willing to grant a license to any underlying Patent Rights thereto; and

C) the Licensee wishes to obtain from the University and the University has agreed to grant a license to the Licensee to commercially exploit the Technology on the terms set out.

NOW THEREFORE in consideration of the premises and of the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 For purposes of this Agreement, the following words and phrases shall have the following meanings:

      (a) "Business Day" means every day other than Saturday, Sunday, and statutory holidays in the Province of Ontario or the Commonwealth of Massachusetts;

      (b) "Confidential Information" means scientific, technical and/or business information (including written descriptions, drawings, samples, compositions, formulae, visual demonstrations, prototypes and other data) which is disclosed by one party (the "Discloser") to the other party (the "Recipient") and which is in each case marked or identified (either in writing or orally) as confidential at the time of disclosure.

      (c) "Effective Date" means the date on which this Agreement shall come into effect, which shall be the 5th day of September, 2003;

      (d)   "Field of Use" means all uses of the Technology;

      (e) "Net Revenue" means all revenues and receipts directly or indirectly receivable by the Licensee and, where sublicensing is permitted hereunder, its sub-licensees or payable to the Licensee and its sub-licensees, from third party use, sale, distribution, leasing or sublicensing of Licensed Products and/or the use of Licensed Processes, calculated on the basis of the Licensee's fiscal year, or part thereof, less the following amounts relating to such sales: (i) discounts allowed in amounts that are reasonable and customary in the trade; (ii) actual freight and insurance costs incurred in transporting Licensed Products to such purchasers; (iii) sales, use, value-added and other direct taxes incurred in respect of sale of Licensed Products; (iv) customs duties, surcharges and other governmental charges incurred in connection with the export or import of Licensed Products; and (v) amounts credited or allowed on returns. No deductions shall be made for commissions or fees paid to persons whether independent sales agents, or are employed by the Licensee or its sub-licensee, or for other similar costs. Notwithstanding anything in this Agreement to the contrary, revenues and receipts shall be considered directly or indirectly receivable by Licensee when the Licensee receives such amounts owed to it; provided, however, that the Licensee has exercised commercially reasonable efforts to collect all amounts owed to it by its sub-licensees or other third parties in connection with the licenses granted hereunder in a timely manner. Licensed Products shall be deemed to have been sold and included in the Net Revenue of the Licensee and sub-licensee when invoiced, or if not invoiced, when delivered or paid for, whichever is the first to occur. Under no circumstances shall Net Revenue include any grant money or other funding received by the Licensee as re-imbursement of expenses associated with the research and development of the Technology by the Licensee.

      (f) "Licensee" is the party of the first part and includes any corporation which controls, is controlled by, or is under common control with the Licensee; for this purpose, "control" means the direct or indirect ownership of voting shares carrying more than 50% of the votes for the election of directors;

      (g) "Licensee Improvement" means any technology, whether patentable or not, that is developed by or under the direction of the Licensee and whose use would infringe one or more claims or rights under the Patent Rights or whose development has relied upon the Technology;

      (h) "Licensed Process" means any process which relies in whole or in part upon the Technology or which is covered in whole or in part by an issued, unexpired claim or pending claim contained in the Patent Rights;

      (i)   "Licensed Product" means any product or part thereof which:

            (i) relies in whole or in part, upon the Technology, or is utilized to practise a Licensed Process; or

            (ii)  is produced or processed by using a Licensed Process; or

            (iii) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold.

      (j) "Materials" means any substance, product or compound (including all cell lines, vectors, plasmids, clones, micro organisms, anti-bodies, antigens, test plates, reagents, chemicals, compounds, physical samples, models and specimens) delivered by the University to the Licensee, and the Materials specifically described in Schedule "C", and all progeny, mutants and derivatives thereof supplied by the University;

      (k)   "Milestone Payments" has the meaning set forth in Section 5.2;

      (l) "Patent Rights" means any of the following intellectual property of the University:

            (i)   patents and/or patent applications listed in Schedule "A";

            (ii) patents issued from the applications listed in Schedule "A", or from divisions or continuations of such applications, or any re-issues of such patents; or

            (iii) such other statutory or common law protection as may be available to the University in connection with such patents or patent applications listed on Schedule A.

      (m) "Royalty Due Date" means the date 30 days following the last day of March, June, September and December of each and every year during which this Agreement remains in full force and effect, commencing on January 30, 2004;

      (n)   "Territory" means worldwide;

      (o) Technology" means any and all knowledge, know-how, information, software and/or techniques invented, developed or acquired or being invented, developed and/or acquired prior to or after the Effective Date by the University, and any Materials related thereto, all of which are related to the Patent Rights, University Improvements or Licensee Improvements as applicable, provided that for the purposes of determining University ownership of Technology, Licensee Improvements developed solely by the Licensee shall be excluded.

      (p) "University Improvement" means any technology, whether patentable or not, that is created by the University under the research program of Dr. Duncan Hunter or whose use would infringe one or more claims or rights under the Patent Rights; and

      (q) "Trade-marks" means any mark, trademark, service mark, logo, insignia, seal, design or other symbol or device used by the University or Licensee and associated with or referring to either of the University or Licensee, as the case may be, or any of its facilities, property or products.

ARTICLE 2 - GRANT OF RIGHTS AND TERM

2.1 LICENSE. Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee the right and license, within the Field of Use and in the Territory, to use, modify, improve, sublicense or otherwise exploit, for commercial and non-commercial purposes, the Technology, the Patent Rights, and/or University Improvements as applicable, and, to make, have made, use, lease, sell, distribute and import Licensed Products and to use, modify, improve, sublicense and otherwise exploit, for commercial and non-commercial purposes, the Licensed Processes, until the end of the earlier of 20 years from the Effective Date of this Agreement or the term for which a patent or patents under the Patent Rights are granted, and in the latter instance, on a country by country basis, unless this Agreement is sooner terminated according to the terms hereof. Notwithstanding anything to the contrary, the license granted hereunder shall not be construed to confer any rights or benefits upon the Licensee by implication, or otherwise, as to any patents, technology or rights not specifically included in the Technology.

2.2 PERIOD OF EXCLUSIVITY. In order to establish a period of exclusivity for the Licensee, the University hereby agrees that it shall not grant any other license to make, have made, use, lease, sell and distribute the Technology, the Patent Rights, the University Improvements or the Licensed Products or to utilize Licensed Processes in the Territory for the Field of Use during the period of time commencing the Effective Date and terminating upon expiration of any patent issued on a country by country basis.

2.3 RIGHTS RETAINED BY UNIVERSITY. Nothing in this Agreement shall affect the University's right to use the Technology or to use and distribute the Materials to third parties for research, teaching and other non-commercial uses and the Licensee hereby grants back to the University rights to use the Patent Rights, whether for the University's own purposes or in conjunction with other similar research institutions, for research, teaching and other non-commercial applications, including technical services and industrially sponsored research. This grant to the University expressly excludes any rights to use the Patent Rights alone or in conjunction with others, for commercial purposes.

2.4 OWNERSHIP, IMPROVEMENTS. The parties acknowledge that the University shall retain ownership of the Technology excluding all Licensee Improvements. The Licensee shall own all Licensee Improvements, provided that the Licensee hereby grants to the University a perpetual, non-exclusive royalty-free right to use all Licensee Improvements solely for research, teaching and other non-commercial uses in accordance with the rights granted under Section 2.3.

2.5 REPORT OF IMPROVEMENTS. From time to time and in any event at least annually:

      (a) the Licensee shall disclose in writing to the University the details of all Licensee Improvements; and

      (b) the University shall disclose in writing to the Licensee the details of all University Improvements, for the purposes of causing same to be part of the grant of rights in the Technology hereunder.

2.6 RESTRICTION ON DISCLOSURE; USE OF TRADE-MARKS. Neither party shall disclose any of the financial terms and conditions of this Agreement but shall be entitled to reveal the parties and the nature of the license granted. Neither Party shall use any of the other's Trade-marks or make reference to the other for any advertising or publicity purposes, without the prior written consent of that party. Notwithstanding the foregoing, the parties (and their representatives) may disclose to any person or entity the tax treatment and tax structure of the transactions contemplated by this Agreement and any materials (including opinions and other tax analyses) provided to them relating to the tax treatment and tax structure of the transactions contemplated herein.

ARTICLE 3 - SUBLICENSES

3.1 SUBLICENSES. The Licensee shall have the right to grant sublicenses of the rights, privileges and licenses granted hereunder within the Territory during the exclusive period of this Agreement in accordance with the provisions of Section 3.2. Upon any termination of this Agreement, and at the election of the University, any sub-licensees' rights shall also terminate.

3.2   COVENANTS OF SUB-LICENSEES.

      (a) Licensee covenants and agrees that it shall cause any sublicense agreement entered into by it to contain, on the part of such sub-licensee, covenants in favour of the University with respect to the obligations set forth in Sections 3.1, 6.1 and Articles 10 and 12 herein, and that to the extent there exists an inconsistency between the sublicense agreement and this Agreement, any such inconsistency or conflict will be resolved in favour of this Agreement. In granting any sublicense hereunder, the Licensee undertakes to observe and perform any obligations of the sub-licensee, to intent that none of the rights, entitlements or remedies of the University are impaired by the granting of such sublicense. The Licensee shall deliver to the University a true copy of such sublicense agreement upon execution.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


      (b) In addition, all sublicenses shall be subject to the following conditions:

            (i) in no event will a sub-licensee be permitted to further sublicense or to assign or transfer any rights which have been granted to it by the Licensee (except to the extent that such assignment is in connection with the sale of all or substantially all of the assets or stock of such sub-licensee or in connection with the merger or similar transaction between such sub-licensee and a third party and University is notified of such assignment); and

            (ii) the Licensee shall not be entitled to receive from any sub-licensee any consideration or matter of value in lieu of cash payments not otherwise part of Net Revenue, in consideration for any sublicense under this Agreement, without the express prior written consent of the University.

ARTICLE 4 - LICENSEE'S PERFORMANCE OBLIGATIONS

4.1 LICENSEE'S COMMERCIALIZATION DUE DILIGENCE; MILESTONE OBLIGATIONS. The Licensee shall use commercially reasonable efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, concerted and diligent program for exploitation of the Technology and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes during the entire period that this Agreement is in effect, in order to meet the milestones set out on Schedule "D" from time to time.

4.2 ACKNOWLEDGEMENT OF EXPERTISE BY LICENSEE. The Licensee covenants and agrees that it has the expertise necessary to handle the Technology, Materials, the Licensed Products and the Licensed Processes with care and without danger to the Licensee, its employees, agents, or the public, and to observe and perform the covenants and obligations set out herein.

4.3 COMPLIANCE BY LICENSEE WITH LAWS. The Licensee covenants and agrees that it will comply with all laws, regulations and ordinances, whether federal, provincial, state, municipal or otherwise, as appropriate, with respect to the Materials, the Technology, the Licensed Products, the Licensed Processes and this Agreement.

4.4 FAILURE TO MEET PERFORMANCE REQUIREMENTS. In the event the Licensee fails to meet any of the milestones or performance criteria set forth in Schedule D, or observe and perform the obligations set forth under any of Sections 4.1 or 4.3, such shall constitute a default under this Agreement pursuant to Section 13.2 hereof.

4.5 NO PRIOR SECURITY INTERESTS. The Licensee covenants that it will not grant a security interest in or to the Technology.

ARTICLE 5 - FEES, ROYALTIES AND PAYMENTS

5.1 INITIAL LICENSE FEE. The Licensee shall pay to the University, an initial license fee with respect to the issuance of the license, of Canadian $[******]. The said sum shall

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


      be deemed earned and due immediately upon the Effective Date, and shall not be refundable to the Licensee in whole or in part under any circumstances.

5.2   ROYALTY FOR DISCOVERY, RESEARCH AND DEVELOPMENT USES.

      (a) The Licensee shall pay to the University, in advance, an annual fee of Canadian $[******] ([***************] dollars) per year for seven years commencing on the anniversary of the Effective Date beginning one year after the Effective Date, and thereafter on each successive anniversary of the Effective Date. The parties are agreed that no payment shall be required for that period from the Effective Date to the first anniversary thereof; and

      (b) As further consideration for the value of the Technology for application as a discovery tool and use as a research and development platform by the Licensee ("Research Uses"):

            (i) Licensee shall pay to the University a royalty of [********] percent ([***]%) of the Net Revenue receivable by the Licensee that is attributable to products sold, made, or distributed directly by Licensee to third parties where such products rely upon such Research Uses and which no longer are relying upon the Technology directly;

            (ii) Where Licensee provides Research Uses to third parties on a fee-for-service basis, Licensee shall pay a royalty to the University of [**************] percent ([***]%) of the Net Revenue receivable by the Licensee in connection with such fee-for-service work which relies upon such Research Uses; and

            (iii) Where the Licensee has previously provided to third parties
                  Research Uses on a fee-for-service basis and such third party thereafter sells, makes or distributes a product that relies on such Research Uses, the Licensee shall pay to the University a royalty of [********************] ([***]%) of the
                  Net Revenue receivable by the Licensee as a royalty payment from such third party in connection with products which rely upon such Research Uses and which do not require a sublicense of the Technology.

5.3 MILESTONE PAYMENTS. The Licensee shall pay to the University milestone product development payments with respect to achievement of each of the enumerated events arising from the development of each of the Licensed Products and/or Licensed Processes, all as set forth in the table below, with each payment becoming due and payable on the first date of completion for each element of every Class ("Class" means any of Cardiology, Oncology, Central Nervous System, Infection, and Vascular Disease) of Licensed Product and/or Licensed Process of such milestone, regardless of the country in which achievement of such milestone first occurs:

                Milestone                   Payment
                ---------                   -------
Initiation of Phase I Clinical Trial        Canadian $[******]
Completion of Phase II Clinical Trial       Canadian $[******]
Completion of Phase III Clinical Trial      Canadian $[******]
Grant of Regulatory Approval                Canadian $[******]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


      For certainty with respect to milestone product development payments, there are four (4) milestones anticipated for each of the five (5) Classes.

5.4 ANNUAL ROYALTIES AND PAYMENTS. In consideration of the license granted hereunder, the Licensee shall pay to the University subject to Section 5.6 below:

      (a) a royalty of [**************] percent ([***]%) of Net Revenue; For greater clarification, on sales between Licensee, and/or its Affiliates, sub-licensees or agents for resale purposes, the royalty shall be paid only on the resale value by such Affiliate, sublicense, or agent. Such royalties shall become due and payable on each Royalty Due Date, and shall be calculated with respect to Net Revenue for the calendar quarter immediately preceding the month in which the applicable Royalty Due Date occurs; and

      (b) in addition to such annual royalties in subsection (a) hereof, [**** ***********] percent ([***]%) of:

            (i) initial up-front fees, or other consideration (including equity or other participation), or in-kind or non-monetary contribution, if any, receivable by Licensee upon its execution of or pursuant to the terms of any sub-license agreement related to the use of the Technology, Materials, Licensed Products or Licensed Processes; and

            (ii) any payments or other consideration (including equity or other participation), or in-kind or non-monetary contribution receivable by Licensee upon the successful achievement of milestones set forth in, and pursuant to the terms of, any sublicense agreement related to the use of the Technology, Materials, Licensed Products or Licensed Processes. The Licensee shall be entitled to deduct from any of the foregoing consideration received that portion which is a reimbursement of its direct, out-of-pocket costs for research projects funded on behalf of the sub-licensee relating to the Licensee's Improvements after the effective date of the sub-license agreement.

      Any payments under this subsection (b) shall be following receipt by the Licensee of the fees, consideration, or in-kind or non-monetary contribution, provided Licensee has exercised commercially reasonable efforts to collect such amount or entitlement owing.

      Notwithstanding anything herein to the contrary, the University acknowledges and agrees, that it is not entitled to any compensation, royalty or payment whatsoever in connection with any payments or other consideration (including equity or other participation), with respect to third party equity investments in the Licensee which are not directly attributable to the sub-licensing of any of the Technology, Materials, Licensed Products or Licensed Processes.

5.5 CURRENCY AND PLACE OF PAYMENTS. All payments to be made by the Licensee to the University hereunder shall be made in Canadian dollars at London, Ontario without deduction of taxes or other fees of any other kind whatsoever, which may be imposed by any government, and which taxes or fees shall be paid by the Licensee. Where any payment or amount is denominated in a currency other than Canadian dollars, it shall be converted to the equivalent in Canadian dollars at the rate of exchange set by the Bank of Montreal in Toronto, Canada for converting the currency of such amount into Canadian dollars, on the last Business Day of the reporting period to which such payment relates.

5.6 NO DUPLICATION OF PAYMENTS. For clarification, the royalties owed pursuant to clauses (b)(i), or (b)(iii) of Section 5.2 and clause (a) of Section
      5.4 are to be independent of each other.

ARTICLE 6 - RECORDS AND REPORTING

6.1 ACCOUNTING RECORDS. The Licensee shall maintain at its principal place of business, separate accounts and records of transactions arising pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall include a similar requirement of its sub-licensees in any sublicense agreement.

6.2 REPORTS. The Licensee shall deliver to the University by no later than each Royalty Due Date, together with the royalty payment required, a report (the "Accounting") setting out particulars of the sale, distribution, leasing or sublicensing of the Licensed Products and/or Licensed Processes as shall be requisite for the payment of royalties, including the following:

      (a) the number of Licensed Products sold by Licensee and all sub-licensees in each country during the applicable royalty period;

      (b) the gross revenue for Licensed Products charged by Licensee and all sub-licensees during the applicable royalty period;

      (c) an accounting for all Licensed Processes used, sold, leased, or, if applicable, licensed by the Licensee and all sub-licensees;

      (d) a calculation of Net Revenue in each country including a listing of applicable deductions and evidence of the Licensee's payment of withholding taxes;

      (e) a listing of additional payments or consideration from sub-licensees under Section 5.4(b); and

      (f) total royalties payable on Net Revenue in Canadian dollars, together with the exchange rates used for any currency conversion in accordance with Section 5.5.

      The Licensee shall also provide to the University periodic reports at all significant stages and milestones in the development, manufacture and sale, distribution, leasing or sublicensing of the Licensed Products and/or Licensed Processes, including but not limited to, the milestones described in Sections 4.1, 4.4 and 5.2, by no later than thirty (30) days following the completion of such stage or milestone; such reports shall be in sufficient detail to enable the University to assess the status of all required regulatory approvals relating to the Licensed Products, and whether the Licensee is meeting its obligations under Sections 4.1, 4.4 and 5.2 during the term of this Agreement.

6.3 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP). The calculation of royalties shall be made in accordance with generally accepted accounting principles from time to time approved by the Federal Bureau of Accounting Standards applied on a consistent basis with the Licensee's past practices. Licensee certifies that its accounting practices comply with the Federal Bureau of Accounting Standards.

6.4 RETENTION OF ACCOUNTS AND RECORDS. The Licensee shall retain the accounts and records referred to in Section 6.1 for at least three (3) years after the date upon which they were made.

6.5 AUDIT RIGHT. During the term of this Agreement and for one (1) year thereafter, the University may at its cost and expense audit or cause to be audited, no more than once in any twelve month period, the applicable books, records of other relevant materials of the Licensee referable hereto, to verify any report rendered hereunder. The audit must be on reasonable advance, written notice, and be conducted during normal business hours of the Licensee. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and may permit such representative to make copies of or extracts from such accounts, records and agreements at the University's expense. If the audit reveals an underpayment by the Licensee of three (3) percent or more of royalties payable in any fiscal year of the Licensee, the Licensee shall pay to the University such deficiency within fifteen
      (15) days of the determination thereof, together with interest thereon from the date such amount was due to the date of payment, and shall further reimburse the University for its full and reasonable out-of-pocket costs of the audit. In any other instance of overpayment or underpayment by the Licensee, the appropriate payment of such deficiency or refund shall be made within fifteen (15) days following the determination thereof, together with interest thereon and the University shall bear its own costs of the audit.

6.6 POWER OF ENTRY. The Licensee shall permit any duly authorized representative of the University during normal business hours and at the University's sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture, and the use of the Materials, the Technology and the Licensed Processes; and generally ascertaining whether or not the provisions of this Agreement have been and, are being complied with by the Licensee.

6.7 SURVIVAL OF THIS ARTICLE AFTER TERMINATION. Notwithstanding the termination of this Agreement, this Article 6 shall remain in full force and effect until:

      (a) all payments and royalties required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University; and

      (b) any other claims of any nature or kind whatsoever of the University against the Licensee arising out of the termination have been settled.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1 Each of the University and the Licensee warrants and represents to the other, and acknowledges that the other has relied upon the completeness and accuracy of such representations and warranties in entering into this Agreement, namely:

      i) it has the corporate capacity to enter into this Agreement and to perform each of its obligations hereunder; and

      ii) it has duly authorized, executed and delivered the Agreement, and the Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except only as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and subject to general equitable principles.

7.2 The University warrants and represents to the Licensee, and acknowledges that the Licensee has relied upon the completeness and accuracy of such representation and warranties in entering into this Agreement, namely:

      i) as at the date hereof, it has all right, title and interest in and to the Technology and the Patent Rights, free and clear of any security interests, liens or other similar encumbrances and possesses all rights necessary to grant the license set forth herein;

      ii) as at the date hereof, there is no litigation or other claim pending or threatened involving the Technology or the Patent Rights;

      iii) as of the date hereof, there is no claim pending or, to the University's knowledge, threatened by a third party alleging that the Technology or Patent Rights infringes the intellectual property rights of such third party and the University has no reason to believe that there is a basis for such claim; and

      iv) it has not entered into any options, licenses or other agreements with third parties relating to the Technology or Patent Rights which would conflict with the rights and licenses granted to the Licensee herein.

ARTICLE 8 - PATENT PROSECUTION

8.1 PATENT RIGHTS. The Licensee hereby recognizes and acknowledges the ownership rights of the University to the Technology, as applicable, the validity of the Patent Rights licensed hereunder, and agrees not to contest the ownership of the Technology or the validity of the Patent Rights, either directly or indirectly by assisting other parties, nor to initiate or participate with an interference application in connection with Patent Rights.

8.2 PATENT PROSECUTION AND PATENT COSTS. The Licensee shall pay for all reasonable fees and costs relating to the filing, prosecution and maintenance of the Patent Rights incurred after the Effective Date and during the term of the Agreement on behalf of the University: provided, however, that, subject to Section 8.4 below, the Licensee shall control the process of, and select counsel of its choosing for, such filing, prosecution and maintenance. The Licensee shall have primary responsibility for the filing, prosecution and maintenance of patents and/or patent applications worldwide for those inventions within the Patent Rights, at the Licensee's expense, provided that the Licensee shall consult with the University as to the prosecution and maintenance of all such patent applications within the Patent Rights prior to any substantive deadline or action, and shall not substantially limit the scope of patent protection without the University's consent, which consent shall not be unreasonably withheld or delayed. The Licensee shall furnish the University with copies of all relevant documents upon filing the same with the patent office of any country. Subject to Section 8.4 below, the University shall not take any action with respect to such patents or patent applications without the Licensee's prior written consent.

8.3 COPIES OF PATENT RELATED MATERIALS. The University shall provide the Licensee with copies of the patent applications and all official correspondence with the respective patent and trademarks office(s) relating to the Patent Rights which exist as of the Effective Date. In addition, the Licensee shall provide to the University copies of all patent applications, maintenance therefor and all official correspondence with the respective Patent and Trademark Office relating to the Patent Rights from and after the Effective Date, in accordance with its obligations under Section 8.2 hereof, in order that the University is advised sufficiently in advance of any deadlines for patent prosecution or maintenance in connection with the Patent Rights.

8.4 UNIVERSITY PATENT PROSECUTION. In the event that the University has notified the Licensee in writing that it desires to file for patent protection in a country or countries and the Licensee declines to do so in writing, the university shall notify the Licensee in writing of its intention to file for such patent protection in such country or countries (the "Patent Notice", which Patent Notice must specifically state the country and scope of the patent protection desired) and, if the Licensee has not responded within ten (10) business days after its receipt of the Patent Notice that the Licensee will seek such patent protection pursuant to this Section 8, the University may file for, prosecute and maintain such patent (as set forth in the Patent Notice) with counsel of its choosing. The University will provide copies of all documents related thereto to the Licensee. Notwithstanding the foregoing, the University must have a good faith business reason for seeking such patent protection pursuant to this Section 8.4 prior to delivering the Patent Notice to the Licensee.

8.5 UNIVERSITY RIGHTS RE PROSECUTION. In the event that the Licensee fails to prosecute any application or maintain the existence of Patent Rights for which the Licensee is responsible hereunder, the University shall be entitled to assume the obligations of the Licensee, as contemplated by
      Section 8.2 hereof, and may elect that the Licensee's failure to diligently prosecute and/or maintain such Patent Rights is a default of the Licensee for which termination rights by the University are exercisable in accordance with Article 13. Notwithstanding anything herein to the contrary, the University's termination rights set forth in this
      Section 8.5 shall not be applicable with respect to any patents which the Licensee has declined to pursue pursuant to Section 8.4 or for which the patent process has not been initiated by either party in such country or countries.

ARTICLE 9 - INFRINGEMENT

9.1   Enforcement of Rights Against Third Parties.

      (a) In the event of an alleged infringement of the Patent Rights or an unauthorized use of the Technology by a third party in the Territory for the Field of Use after the Effective Date, the Licensee shall have the obligation to prosecute, at its own expense, any such alleged infringement, upon receipt of prior written notice of such claim from the University. The University agrees to co-operate to the extent of executing all necessary documents to vest in the Licensee the right to institute any such suits, and the right to use the University's name as a party plaintiff. No settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of the University, which consent shall not unreasonably be withheld or delayed. At any time during the prosecution of the action by the Licensee, the University may participate, at its own expense, in the prosecution of such action. The Licensee shall indemnify the University against any order for costs that may be made against the University in such proceedings.

      (b) In the event that the Licensee undertakes assertion of rights with respect to the Technology or the enforcement of the Patent Rights by litigation, the Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due to the University under
            Article 5 hereunder and apply such withheld amounts toward reimbursement of up to fifty percent (50%) of Licensee's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be issued in the name of the Licensee and the University jointly, and shall be applied first in satisfaction of all of any unreimbursed expenses and legal fees of Licensee relating to such suit, and next applied for all payments to the University under Article 5 past due or withheld pursuant to this Article 9. The balance remaining thereafter from any such recovery shall be divided equally between the Licensee and the University. The Licensee shall provide to the University an accounting for all costs, expenses and disbursements incurred with respect to the defence or enforcement of the action. In the event that the enforcement of the Patent Rights by the Licensee is not successful, or the Licensee does not recover 50% of its legal fees and expenses from the withheld royalty amounts, the Licensee surrenders and foregoes any further entitlement to offset any amounts against the royalty payments otherwise payable under
            Article 5.

      (c) In the event that the enforcement of the Patent Rights by the Licensee or the University is not successful, the Licensee shall have the right to terminate this Agreement upon sixty (60) days written notice to the University, provided that the obligations of the Licensee for payment under Section 9.1 (b) have been fulfilled. Alternatively, the Licensee and the University may enter renegotiations of a new royalty rate, having regard to the nature and extent of the Technology and/or Patent Rights as are available to be licensed to the Licensee, pursuant to a revised agreement.

      (d) Notwithstanding the foregoing, the University shall have the right to enter into a contract with the successful third party with respect to licensing of rights from it in order to permit the continued use of the License hereunder for the Technology, and in such case, the terms of this Agreement shall continue in full force and effect.

9.2 CO-OPERATION BETWEEN THE PARTIES. In any infringement suit to enforce the Patent Rights pursuant to this Agreement, the University shall, at the request and expense of the Licensee, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

9.3 RIGHT TO SUBLICENSE ALLEGED INFRINGER. The Licensee shall have the right, in accordance with the terms and conditions herein, including without limitation Article 5, to sublicense any alleged infringer in the Territory for the Field of Use for future use of the Technology or the Patent Rights, as the case may be.

9.4 INFRINGEMENT ACTIONS BY THIRD PARTIES. In the event that a complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee with respect to the use of the Technology or the Patent Rights after the Effective Date, the following procedure shall be adopted:

      (a) the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee;

      (b) subject to this section, all costs and expenses incurred by the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be borne by the Licensee;

      (c) no settlement or compromise of the complaint shall be taken without full consultation with and approval by the University, which approval shall not be unreasonably withheld or delayed;

      (d) the University may elect to participate formally in any litigation involving the complaint, to the extent that the court may permit, but any additional expenses generated by such formal participation shall be borne entirely by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant); and

      (e) if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

9.5 UNIVERSITY INDEMNIFICATION. Notwithstanding anything herein to the contrary, the University shall indemnify and hold harmless the Licensee for any breach of representations and warranties set forth in Article 7 herein. In the event of a claim for indemnification by the Licensee pursuant to this Section 9.5, the Licensee shall provide written notice of such claim to the University and the University, in the case such claim involves a third party, shall assume the defense and/or settlement of such claim at its sole cost and expense; provided, however, that the University may not settle or otherwise compromise such claim without the prior written consent of the Licensee, which consent shall not be unreasonably withheld or delayed and which consent shall not be required if such settlement or compromise includes a full release of the Licensee and the ability of the Licensee to continue to use and exploit the license and other rights granted herein.

ARTICLE 10 - CONFIDENTIALITY

10.1 MUTUAL OBLIGATION OF CONFIDENTIALITY. Each party shall treat all Confidential Information in respect of which it is the Recipient as confidential and shall not disclose any Confidential Information to any third party or use the Confidential Information for any purpose other than for the purposes of fulfilling its obligations under this Agreement. The Recipient shall use at least the same standard of care in protecting the Confidential Information as it uses in protecting its own information of a similar nature but, in any event, no less than a reasonable standard of care. Without limiting the generality of the foregoing, the Licensee shall not, both during the term of this Agreement and at all times thereafter, disclose any of the University's Confidential Information to any person other than a prospective permitted sublicensee or an employee of or consultant to the Licensee who shall have entered into a confidential disclosure agreement in form and substance satisfactory to the University. Any Confidential Information will be disclosed within the Recipient only on a "need to know" basis.

10.2 EXCLUSIONS FROM CONFIDENTIALITY. Notwithstanding Section 10.1, the obligations regarding confidentiality shall not apply to information which:

      (a) was in Recipient's possession before receipt from the Disclosing Party, as established by documentary evidence; or

      (b) is or becomes a matter of public knowledge without breach of this Agreement by Recipient; or

      (c) is received by Recipient from a third party which had no duty of confidentiality with respect to it; or

      (d) is independently developed by the Recipient as established by documentary evidence; or

      (e) is made subject to an order by judicial or administrative process requiring Recipient to disclose any or all of the information, provided that the Recipient shall use reasonable efforts in the circumstances to promptly notify the Disclosing Party of such requirement to enable the Disclosing Party to oppose such process, before disclosure occurs; or

      (f) is disclosed by Recipient with the Disclosing Party's prior written approval.

10.3 INJUNCTION. The parties acknowledge that if a party breaches the provisions of this Article 10, there may not be an adequate remedy at law through damages. Accordingly, the parties agree that a non-defaulting party shall have the right to seek and obtain temporary and permanent injunctive relief to restrain a violation of this Article 10. The parties acknowledge that the provisions herein are reasonable, and are fully required to protect the legitimate interests of the affected party.

ARTICLE 11 - DISCLAIMER OF WARRANTIES BY UNIVERSITY AND LIMITATION OF LIABILITY

11.1 DISCLAIMER OF WARRANTIES BY THE UNIVERSITY. Except as expressly set forth in this Agreement, the University, its trustees, officers, employees, students and agents make no representations or warranties of any kind, either express or implied, and there are no conditions, either express or implied. Without limiting the generality of the foregoing, there are no express or implied warranties of merchantability or fitness for a particular purpose, or the absence of latent or other defects. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence, including independent legal advice, with respect to the Technology and the terms of this Agreement.

11.2 LIMITATION OF THE UNIVERSITY'S LIABILITY. Except for claims for indemnification pursuant to Section 9.5 herein, the aggregate damages for which the University shall be liable shall not exceed the amount of royalties paid by the Licensee to the University for the year in which the cause of action giving rise to the damages occurred. In no event shall the University, its trustees, officers, students, employees or agents be liable for any indirect, consequential, incidental, or special damages of any kind whatsoever, including, but not limited to, economic damage or injury to property or lost profits, even if the University has been advised of or knows of the possibility of such damages.

11.3 LIMITATION OF THE LICENSEE'S LIABILITY. In no event shall the Licensee, its officers, directors, consultants, employees or agents be liable for any indirect, consequential, incidental, or special damages of any kind whatsoever, including but not limited to, economic damage or injury to property or lost profits, even if the Licensee has been advised of or knows of the possibility of such damages.

11.4  ADDITIONAL DISCLAIMERS. Nothing in this Agreement shall be construed as:

      (a) an obligation by the University to bring or prosecute actions or suit against third parties for infringement of copyrights, trade-marks, registered design or other intellectual property or contractual rights, or

      (b) the conferring by either party of any right to use in advertising, publicity or otherwise the Trade-marks or the name of the other party.

ARTICLE 12 - LICENSEE INDEMNITY AND INSURANCE

12.1 LICENSEE'S INDEMNITY. The Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless the University, its trustees, directors, officers, employees, students and agents, against all claims, proceedings, demands and liabilities of any kind whatsoever (including but not limited to reasonable legal fees and disbursements) incurred in connection with the Licensee's use of the Technology or the Materials, or from the Licensee's production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es), or arising from any right or obligation of the Licensee hereunder, excepting only claims that the Patent Rights infringe intellectual property rights of third parties.

12.2 INSURANCE REQUIRED FOR LICENSEE. Prior to the first sale of a Licensed Product or use of a Licensed Process, the Licensee will give notice to the University of the terms and amount of the comprehensive public liability and product liability insurance which it has placed in respect of the same, together with a certificate therefor. Such insurance shall be no less than the insurance which a reasonable and prudent corporation carrying on a similar business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, as an additional insured, shall contain a waiver of subrogation against the University, and shall provide that the policy shall not be cancelled or materially amended except upon at least thirty
      (30) days' written notice to the University. The Licensee covenants not to sell any Licensed Product nor use any Licensed Process before such insurance is effective. The Licensee shall require that each sub-licensee under this Agreement shall procure and maintain equivalent insurance coverages.

12.3 INSURANCE NOT TO AFFECT INDEMNITIES. The existence of any insurance policies will not relieve the Licensee from its obligations under the indemnification provisions contained in this Agreement.

ARTICLE 13 - TERMINATION

13.1 TERMINATION BY THE UNIVERSITY. The University may, at its option and in its sole discretion, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

      (a) if the Licensee is more than thirty (30) days in arrears of fees, royalties or payments due under this Agreement, which is not cured within ten (10) business days after written notice thereof;

      (b) if the Licensee fails to observe or perform any other obligations required hereunder, including the failure to meet milestones as provided under Section 4.4, and such failure continues for a period in excess of thirty (30) days following written notice;

      (c) if the Licensee grants a security interest in any of the rights under or in this Agreement in priority to any interest claimed by the University;

      (d) if the Licensee seeks creditor protection; or if any execution, sequestration, or any another process of any court becomes enforceable against the Licensee; or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within sixty (60) days thereafter;

      (e) if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee, or if the Licensee ceases or threatens to cease to carry on its business.

13.2 TERMINATION BY EITHER PARTY. In addition to Section 13.1, if either party shall be in default under or shall fail to comply with the terms of this Agreement and if such default is not cured within thirty (30) days after written notice of such default, or such default is not cured within such further reasonable period of time as may be necessary, provided that the defaulting party is diligently seeking to remedy such default, then the non-defaulting party shall have the right to terminate this Agreement immediately by giving written notice to that effect to the party in default

13.3  RIGHTS UPON TERMINATION. If this Agreement is terminated pursuant to
      Section 13.1 or 13.2 hereof;

      (a) all Confidential Information of the University and all remaining Materials shall be returned to the University;

      (b) all Confidential Information of the Licensee shall be returned to the Licensee;

      (c) all rights to the Technology, other than Licensee Improvements, and including, without limitation any rights to Patent Rights, Materials or use of Licensed Products or Licensed Processes and any other rights granted hereunder shall revert to the University; and

      (d) The Licensee and any sub-licensee thereof may sell all Licensed Products remaining in inventory or stock on the effective date of the termination of this Agreement (the "Effective Date of Termination") and may complete any Licensed Products in the process of manufacture on the Effective Date of Termination, provided that the Licensee shall otherwise cease to use the Licensed Processes or to manufacture the Licensed Products or to practise the Technology in any manner whatsoever. The Licensee shall then deliver or cause to be delivered to the University a complete final accounting of all Net Revenue and of all other amounts payable to the Licensee in respect of the sublicensing of the Technology and/or the sale or distribution of Licensed

            Products and/or Licensed Processes, and shall make payments to the University required by Article 5 hereof, all within ninety (90) days following the Effective Date of Termination.

13.4 PRESERVATION OF ALL REMEDIES AND RIGHTS. Upon any termination of this Agreement, the non-defaulting party shall have the right to enforce one or more remedies successively or concurrently in accordance with applicable law and retains all rights and remedies against the defaulting party. The University may proceed to enforce payment of all debts owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity.

13.5 NON-WAIVER. No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

      No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

ARTICLE 14 - GENERAL

14.1 RELATIONSHIP. Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership, joint venture or employment relationship. No party shall have the authority to act on behalf of the other party, or to commit the other party in any manner or cause whatsoever or to use the other party's name in any way not specifically authorized by this Agreement. Neither party shall be liable for any act, omission, representation, obligation or debt of the other party, even if informed of such act, omission, representation, obligation or debt.

14.2 GOVERNING LAW. This Agreement shall be governed by and construed and applied in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province, except that questions regarding the construction and effect of any patent shall be determined by the laws of the country in which the patent was granted.

14.3 DISPUTE RESOLUTION. In the event of a dispute between the parties arising out of or in connection with this Agreement or regarding the interpretation of the provisions hereof other than in connection with whether an event of default has occurred, the procedure set forth in Schedule "B" shall apply.

14.4 ENUREMENT, SURVIVAL OF COVENANTS. Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns. The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

14.5 NO ASSIGNMENT. Neither the Licensee nor the University shall be entitled to assign, transfer, mortgage, charge or otherwise dispose of this Agreement or any interest therein, or of any of the rights, duties or obligations granted hereunder (any of the foregoing being an "Assignment"), without the express written consent of the other, such consent not to be unreasonably withheld or delayed, and any attempt to effect such Assignment shall cause such Assignment to be void. Assignment shall not include any assignment by operation of law, or any change in shareholder control of the Licensee, if a corporation, it being agreed that the Licensee may assign the Agreement, and its rights hereunder, without the University's prior consent upon the sale of all or substantially all of the Licensee's stock or assets to a third party or upon the consummation of a merger or similar transaction by the Licensee with a third party. Within thirty (30) days, Licensee will provide written notice of such assignment.

14.6 ENTIRE AGREEMENT; SEVERABILITY. This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless set forth in a written agreement or other document executed by the parties hereto. In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be invalid, illegal or otherwise unenforceable, the entire agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

14.7 HEADINGS, NUMBER, GENDER. Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof. Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context of the parties hereto may require.

14.8 NOTICES. All notices, requests, directions or other communications ("Notices") required or permitted herein will be in writing and will be delivered to the parties hereto respectively as follows:

      IF TO THE LICENSEE:

      Molecular InSight Pharmaceutical, Inc. f/k/a Biostream, Inc. 160 Second Street
      Cambridge, MA
      USA 02142

      Attention: John E. McCray, COO

      Facsimile No: 617-492-5664

      With a copy to:

      Gabor Garai, Esq.
      Epstein Becker & Green, P.C.
      111 Huntington Avenue
      Boston, MA
      USA 02199

      Facsimile No.: 617-342-4001

      IF TO THE UNIVERSITY:

      Respecting administrative and financial matters, amendment or termination of this Agreement:

      Office of Industry Liaison
      Stevenson-Lawson Building
      Room 319
      The University of Western Ontario
      London, Ontario N6A 5B8

      Attention:    Director

      Facsimile No: 519-661-3907

Respecting scientific and technical matters:

      Department of Chemistry
      Faculty of Science
      The University of Western Ontario
      London, Ontario
      N6A 5B8

      Attention:    Dr. Duncan Hunter

      Facsimile No: 519-661-3022

      In order for any notice, request, direction, or other communication to be effective, it will be delivered by courier or sent by facsimile (followed by hard copy) addressed to the party for whom the Notice is intended at the above-mentioned address and will be deemed to have been received on the date of delivery if delivered by courier, and if sent by facsimile, on the next business day following electronic confirmation of the successful transmission of the facsimile. The address of either party may be changed by notice in the manner set out in this provision.

14.9  TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      THE UNIVERSITY OF WESTERN ONTARIO

                                      By:   /s/ Douglas S. Gill
                                            -----------------------------------
                                            Doug Gill
                                            Director, Office of Industry Liaison
                                      I have authority to bind the University.

                                      MOLECULAR INSIGHT PHARMACEUTICAL, INC.
                                      f/k/a Biostream, Inc.

                                      By:   /s/ John W. Babich
                                            -----------------------------------
                                            John W. Babich
                                            President

                                      I have authority to bind the Corporation.

                                   SCHEDULE A

United States Patent Applications and Foreign Patent Applications:

      "Polymer Precursors of Radiolabeled Compounds and Methods of Making and Using the Same"
      PCT PCT/IB02/01958 and US filed 03/04/2002
      Inventors: Duncan Hunter and Mustafa Janabi
      Derived from US Provisionals 60/272,324 (filed 03/02/2001) and 60/280,225 (filed 03/30/2001) (our ref 01-003).

United States Provisional Patent Application:

      "Prosthetic Groups Useful in the Synthesis of Radiopharmaceuticals" Serial No. 60/467,752, filed May 2, 2003
      Inventors: Duncan Hunter and Karen Gagnon
      (our ref. 02-018).

                                   SCHEDULE B

                               DISPUTE RESOLUTION

In the event a dispute or disagreement (hereinafter called "Dispute") arises between the parties in connection with the interpretation of any provision of this Agreement or the compliance or non-compliance therewith, or the validity or enforceability thereof, or the performance or non-performance of either party to the Agreement, the following Dispute resolution process shall be followed by the parties:

i. A Dispute will be deemed to have arisen upon the delivery of a written notice by one party to the other describing the Dispute (herein called the "Dispute Notice"). Upon delivery of the Dispute Notice, the parties agree to attempt to resolve the Dispute in a prompt and expeditious manner. Except for the Dispute Notice, all communications between the parties will be on a without prejudice basis.

ii. If the parties have not been able to resolve the dispute in a prompt and expeditious manner after delivery of the Dispute Notice, which time period shall not exceed thirty (30) days after such notice, either party may at any time thereafter request by written notice to the other party that the Dispute be escalated to Senior Management.

iii. In the event such a request with written notice is made, each party shall make available the senior executives specified in the following subsection ("Senior Management") who shall meet within fifteen (15) Business Days after such request is made at the offices of the party which received the request to attempt to resolve the Dispute.

iv.   The Senior Management appointee for each party is as follows:

Licensee: John W. Babich, President

University: Vice-President, Research

Either party may change its Senior Management appointee upon prior written notice to the other.

In case such Dispute is not settled amicably by Senior Management within thirty
(30) days of escalation to Senior Management, such Dispute shall be arbitrated by a single arbitrator acting in accordance with the provisions of the Arbitration Act, 1991 (Ontario), whose decision shall be final and binding upon the parties. The arbitrator shall be the person that the parties may agree on and in default of agreement within twenty (20) days following the expiration of the above-mentioned thirty (30) day period, then either party may apply to a Judge of a court having jurisdiction to appoint the single arbitrator who shall be unconditionally accepted by both parties. The place of arbitration for disputes for which arbitration is initiated by either party shall be London, Ontario. The arbitrator as selected or appointed shall have knowledge of and experience in the pharmaceutical industry. The language of any arbitration will be English.

The arbitration hearing shall commence within sixty (60) days after appointment of the arbitrator is done and shall be completed and a binding award rendered in writing within sixty (60) days after commencement of the hearing unless exceptional circumstances warrant delay. The decision of the arbitrator may be entered in any court of competent jurisdiction and execution entered thereupon forthwith. The law specified in Section 14.2 of this Agreement shall apply.

Each party shall bear the cost of preparing its own case. The arbitrator shall have the right to include in the award the prevailing party's costs of arbitration and reasonable fees of attorneys, accountants, engineers and other professionals incurred by it in connection with the arbitration. Failing a specific award, the parties shall share equally the costs of the arbitrator and arbitration proceedings.

Notwithstanding the provisions of this Schedule, the parties recognize that a party may desire to seek emergency, provisional, or summary relief (including temporary injunctive relief) to enforce the provisions of this Agreement relating to protection of intellectual property and/or Confidential Information. A party may seek such relief, provided, however, that immediately following the issuance of any emergency, provisional, temporary injunctive or summary relief, any such judicial proceedings shall be stayed (and each party shall consent to such stay) pending resolution of any related underlying claims between the parties.

                                   SCHEDULE C

                            DESCRIPTION OF MATERIALS

Intentionally left blank.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



                                   SCHEDULE D

                  COMMERCIALIZATION DUE DILIGENCE REQUIREMENTS
                                 AND MILESTONES

A. Licensee shall support contract research in the laboratory of Dr. Duncan Hunter in the amount of Canadian $[******] for the period May 1, 2003 to September 30, 2004. Licensee shall commit resources internally at a level not less than Canadian $[******] for the period from October 1, 2004 to September 30, 2005.

B. Commencing August 1, 2005 for a period not to exceed thirty (30) days, Licensee and University shall negotiate in good faith further commercialization due diligence requirements and milestones to be incorporated into this Schedule D. Such negotiation will consider the commercial readiness of the Technology and Licensee's commercialization plans. It is anticipated such further commercialization due diligence requirements and milestones will include for example levels of research support, anticipated timelines for identification of lead compounds, advancement through clinical trial phases and ultimate commercial sales.

                                                   INDUSTRY LIAISON
                                           The University of Western Ontario
[Research Western Logo]       1151 Richmond St. N.  -  Stevenson-Lawson Building, Room 328
                                         London, Ontario  -  Canada  -  N6A 5B8
                                 Tel: 519-661-4183 or 519-850-2307  -  Fax: 519-661-3907
                                                    anavarre@uwo.ca


 AMENDMENT TO THE LICENSE MADE SEPTEMBER 5, 2003 FOR TECH IDS 01-003 AND 02-018


POLYMER SUPPORTED ALDEHYDES, ACIDS AND ACTIVATED ESTERS AS PRECURSORS FOR RADIO LABELLING OF AMINE BEARING COMPOUNDS.- TECH ID 01-003
POLYMER SUPPORTED PROPENYL MESYLATES AS PRECURSORS FOR THE RADIO LABELLING OF AMINES, SULFIDES AND ETHERS.- TECH ID 02-018

Hereby we agree to add Article 5.4(c):

     The University of Western Ontario will provide Molecular Insight Pharmaceuticals, Inc. with administrative support for and monitoring of prosecution done by a single Patent Agent Firm.

     The service fee of Canadian $2000.00 is payable annually on April 30th starting in 2005.


Molecular Insight Pharmaceuticals, Inc.        The University of Western Ontario


/s/ Dr. John Babich                            /s/ Dr. Alex Navarre
---------------------------------------        ------------------------------
Dr. John Babich                                Dr. Alex Navarre, Ph.D. M.B.A.
President and CSO                              Director, Industry Liaison
Date:                                          Date:

I have the authority to bind the Company       I have the authority to bind the
                                               University.

AN/ch